Exhibit (h)(ix)

AMENDMENT

To

Transfer Agency and Service Agreement

Between

Schroder Global Series Trust

And

State Street Bank and Trust Company

This Amendment is made as of this 4th day of January. 2016, between Schroder Global Series Trust (the “Fund”) and State Street Bank and Trust Company (the “Transfer Agent”‘) to a Transfer Agency and Service Agreement dated September 1, 2003. as amended, (the “Agreement”), in accordance with Article 15.1 (Amendment) and Article 16 (Additional Funds) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.              Schedule A.  The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of January 4. 2016; and

2.              All defined terms and definitions in the Agreement shall be the same in this Amendment (the “January 4, 2016 Amendment”) except as specifically revised by this Amendment; and

3.              Except as specifically set forth in this January 4, 2016 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this January 4, 2016 Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

SCHRODER GLOBAL SERIES TRUST		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Alan M. Mandel	By:	/s/ Gunjan Kedia

Name:	Alan M. Mandel	Name:	Gunjan Kedia

Title:	Treasurer and Principal Financial and Accounting Officer	Title:	Executive Vice President

SCHEDULE A

Schroder Global Series Trust

Dated: January 4, 2016

Schroder North American Equity Fund